Exhibit 10.1

                                   Cosi, Inc.

                              Employment Agreement

      THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into effective as of the 15th of September, 2007, by and between Cosi, Inc., a Delaware corporation ("Cosi"), and James F. Hyatt ("Mr. Hyatt").

      Cosi and Mr. Hyatt wish to confirm the terms and conditions upon which Mr. Hyatt agrees to provide services to Cosi as its Chief Executive Officer and President.

      Accordingly, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, Cosi and Mr. Hyatt hereby agree as follows:

      1. Term. Cosi hereby agrees to employ Mr. Hyatt as its Chief Executive Officer ("CEO") and President, and Mr. Hyatt hereby accepts such employment, for a term of five (5) years (the "Initial Term"), commencing on September 15, 2007 (the "Effective Date") and ending on the fifth (5th) annual anniversary of the Effective Date, subject to earlier termination pursuant to Section 13 below. Effective upon the expiration of the Initial Term and each Additional Term (as defined below), unless otherwise terminated in accordance with Section 13 below, Mr. Hyatt's employment shall be deemed to be automatically extended, upon the same terms and conditions, for an additional period of three (3) years ("Additional Term") in each such case, commencing upon the expiration of the Initial Term or the then-current Additional Term, as the case may be, unless Cosi shall have given written notice to Mr. Hyatt at least thirty (30) days prior to the expiration of the Initial Term or such Additional Term of its intention not to extend the employment period, provided that any such notice of non-extension shall be deemed to constitute a termination of Mr. Hyatt's employment by Cosi other than for Cause (as defined below in Section 13(a). References in this Agreement to "Term" shall mean the period of time during which this Agreement continues in full force and effect, including the Initial Term and any Additional Term or Additional Terms.

      2. Duties.

            (a) CEO and President. Mr. Hyatt agrees to carry out such duties as shall be reasonably requested of him from time to time as CEO and President by the Chairman and the Board of Directors of Cosi (the "Board"). Mr. Hyatt's office will be located at the Cosi Support Center, currently located in Deerfield, Illinois.

            (b) Board of Directors. Mr. Hyatt will be appointed to the Cosi Board at the first meeting of the Board immediately following the Effective Date. During the Term, Cosi shall nominate Mr. Hyatt for election to the Board.

      3. Commitment. During the Term, Mr. Hyatt shall devote his full business time to his duties as CEO and President and the affairs of Cosi.

      4. Compensation. In consideration of the performance by Mr. Hyatt of his duties hereunder, Cosi shall pay or provide to Mr. Hyatt the following compensation (along with the benefits set forth in Section 5 below), which Mr. Hyatt agrees to accept in full satisfaction for his services.

            (a) Annual Base Salary. Cosi shall pay to Mr. Hyatt, effective as of the Effective Date, an annual base salary in the gross amount of Six Hundred Thousand Dollars ($600,000), payable in bi-weekly installments of Twenty-Three Thousand Seventy Six Dollars and 92/100 ($23,076.92) and net of applicable payroll and withholding taxes, in accordance with Cosi's regular payroll practices. Mr. Hyatt's annual base salary shall be subject to periodic review by the Board or the Compensation Committee of the Board ("Compensation Committee"), as applicable, and may increase (but not decrease) such base salary from time to time based on business performance and industry practices.

            (b) Annual Bonus. Cosi shall pay to Mr. Hyatt an annual bonus, payable upon achievement of goals established by the Compensation Committee of the Board in consultation with Mr. Hyatt, and targeted at 100% of Mr. Hyatt's annual base salary, as from time to time in effect. Annual bonuses, if any, are payable by the fifteenth (15th) day of the third (3rd) month after Cosi's fiscal year-end to which the bonus relates.

            (c) Sign-on Restricted Stock. On the Effective Date, Cosi shall grant to Mr. Hyatt 200,000 restricted shares (the "Sign-on Restricted Stock") of Cosi's common stock, $0.01 par value, (the "Common Stock"), pursuant to the Cosi, Inc. 2005 Omnibus Long-Term Incentive Plan ("LTIP"), subject to the terms and conditions set forth in Section 8 below and any additional terms and conditions prescribed by the Compensation Committee in the Sign-on Restricted Stock Award Agreement.

            (d) Initial Restricted Stock. On the Effective Date, Cosi shall grant to Mr. Hyatt 275,000 restricted shares of Common Stock, (the "Initial Restricted Stock"), pursuant to the LTIP, subject to the terms and conditions set forth in Section 8 below and any additional terms and conditions prescribed by the Compensation Committee in the Initial Restricted Stock Award Agreement.

            (e) Additional Restricted Stock. Subject to attainment of Performance Goals in accordance with the second paragraph set forth below in this Section 4(e), Mr. Hyatt shall receive annual grants of 100,000 restricted shares of Common Stock for each of fiscal year 2008, 2009, 2010, and 2011, ("Additional Restricted Stock"), to be granted within seventy five (75) days after the end of each respective fiscal year, pursuant to the LTIP (or any successor thereto), provided that Mr. Hyatt remains continuously employed by Cosi through each such date. The number of restricted shares of Common Stock granted for each such fiscal year shall be determined by the Compensation Committee in its sole discretion based upon attainment of specified performance goals ("Performance Goals") established annually by the Compensation Committee in consultation with the CEO. After the Additional Restricted Stock is granted for any particular fiscal year, the shares granted for such fiscal year will vest automatically in each succeeding year according to Section 8(a)(iii)(B) without being subject to further attainment of Performance Goals in succeeding fiscal years.

            If the Performance Goals are attained 100% for such fiscal year, the Additional Restricted Stock granted for such fiscal year will be 100,000 shares. If the Performance Goals are attained at less than 100% for such fiscal year, Mr. Hyatt would not be eligible to receive the Additional Restricted Stock for such fiscal year. However, the Compensation Committee, in its sole discretion, may grant to Mr. Hyatt Additional Restricted Stock in an amount up to 100,000 shares for such fiscal year, based upon overall performance for such fiscal year.

            The performance metrics may, by way of example only, incorporate the following key areas: Growth In Cash Flow From Operations - which shall encompass all enterprise drivers and will be compared to end of year statements of cash flow; Return On Invested Capital (Heritage Restaurants)
      - which shall encompass budgeted restaurant cash flow (RCF) divided by remodel and other capital expenditures compared to actual end of year performance; New Company Restaurant Performance - which metric will be viewed two ways: (1) overall performance against operating budgets, and
      (2) actual investment expense against approved restaurant capital budget request (CBR); and Franchise Performance - which metric will be compared to annual performance against approved franchise unit average unit volumes (AUV's) and annual projected franchise operating weeks. The Additional Restricted Stock shall be subject to the terms and conditions of Section 8 below and any additional terms and conditions prescribed by the Compensation Committee in the respective Additional Restricted Stock Award Agreements.

            (f) Business Expenses. Cosi shall promptly pay directly or reimburse Mr. Hyatt for all reasonable out-of-pocket business expenses incurred by Mr. Hyatt in connection with his performance of services hereunder, provided that all such expenses are properly documented in accordance with policies adopted from time to time by Cosi. Provided that the reimbursement request and required documentation have been submitted to Cosi to allow for timely processing, in no event will such payments or reimbursements be made to Mr. Hyatt later than the last day of Mr. Hyatt's taxable year next following the taxable year in which Mr. Hyatt incurs the expense.

            (g) Relocation Expenses. All reasonable relocation expenses incurred or payable for relocation from Miami, Florida will be reimbursed to Mr. Hyatt, or paid directly by Cosi, in accordance with the Cosi Standard Executive Relocation Plan ("Relocation Policy"), a copy of which Mr. Hyatt hereby acknowledges has been delivered to him prior to the date hereof, all of which relocation expenses shall be paid or reimbursed by Cosi as required by no later than December 31, 2008. Provided that the reimbursement request and required documentation have been submitted to Cosi to allow timely processing, in no event will such payments or reimbursements be made to Mr. Hyatt later than the last day of Mr. Hyatt's taxable year in which Mr. Hyatt incurs the expense.

            (h) Other Compensation. Cosi shall pay to Mr. Hyatt such other compensation as may be approved from time to time by the Board and/or the Compensation Committee, as applicable.

      As referenced in this Section 4 (and elsewhere in this Agreement), Cosi's "fiscal year" currently consists of twelve (12) fiscal periods commencing on or around January 1st and ending on or around December 31st each year, comprised of four (4) fiscal quarters, with each fiscal quarter including three (3) fiscal periods each. Should Cosi, in its business judgment and in accordance with applicable laws, rules and regulations, generally accepted accounting principles, and its corporate governance principles, at any time elect to change its "fiscal year", references to and time periods in this Agreement based upon "fiscal year" shall be automatically amended and modified to be consistent with the time periods in this Agreement but conformed to Cosi's then-current fiscal year.

      5. Employee Benefits. During the Term, Mr. Hyatt shall be entitled to the following benefits:

            (a) Healthcare and Insurance. Mr. Hyatt shall be entitled to participate in any employee welfare benefit plan, program or arrangement of Cosi generally made available to executives of Cosi, in accordance with its terms in effect from time to time, including medical, dental, vision, life, accidental death and dismemberment, and long-term disability insurance, on the same basis as other Cosi executive employees are entitled to participate. Cosi shall pay no less frequently than monthly 100% of the single and Child/Spouse/Family healthcare costs. Participation in, and the terms of, Cosi's healthcare plan are subject to change without notice.

            If at any time during Mr. Hyatt's employment or during any period of time in which he is receiving benefits under any such policy, Cosi's long-term disability insurance shall terminate for any reason whatsoever, prior to any such termination Cosi shall obtain and thereafter maintain a long-term disability insurance policy providing at least the same or substantially the same benefits to Mr. Hyatt during the remaining Term or during any period of time in which he is eligible to continue receiving such benefits, as the case may be.

            (b) 401(k) Retirement Plan. Mr. Hyatt shall be entitled to participate in Cosi's 401(k) retirement plan in accordance with its terms in effect from time to time. Subject to applicable law, Cosi will match Mr. Hyatt's contributions at 50% up to 4% of Mr. Hyatt's annual base salary (or at such other rate generally applicable to other participants in the plan from time to time).

            (c) Vacation. Mr. Hyatt shall be entitled to up to four (4) weeks paid vacation per annum, in accordance with Cosi's vacation policy applicable to Cosi executives.

      6. Equipment. Cosi shall provide to Mr. Hyatt a cell phone, a laptop computer and a blackberry, at Cosi's cost and expense during the Term.

      7. Acknowledgment. The restricted shares of Common Stock issued under the LTIP to Mr. Hyatt on the Effective Date have been registered pursuant to a registration statement filed in March 2006. However, Mr. Hyatt hereby acknowledges that the shares of Sign-on Restricted Stock, Initial Restricted Stock, and Additional Restricted Stock (collectively, the "Shares") granted to him in connection with his employment are subject to certain restrictions, as set forth in this Agreement, the LTIP, and the respective Restricted Stock Award Agreements.

      8. Vesting; Repurchase; Repayment; Voting; and Legends.

            (a) Vesting of Shares. After such restricted shares are granted, Mr. Hyatt's rights to the Sign-on Restricted Stock, Initial Restricted Stock and Additional Restricted Stock shall vest in accordance with the following provisions of this Section 8:

                  (i) Sign-on Restricted Stock. Subject to the terms and
            conditions set forth in this Agreement, the LTIP, and the Sign-on Restricted Stock Award Agreement:

                        (A) 100,000 shares of the Sign-on Restricted Stock grant
                  shall become fully vested on the first anniversary of the Effective Date, provided that Mr. Hyatt remains in continuous employ of Cosi from and after the Effective Date and through such anniversary date.

                        (B) 100,000 shares of the Sign-on Restricted Stock grant
                  shall become fully vested on the second anniversary of the Effective Date, provided that Mr. Hyatt remains in the continuous employ of Cosi from and after the Effective Date and through such anniversary date.

                  (ii) Initial Restricted Stock. Subject to the terms and
            conditions set forth in this Agreement, the LTIP, and the Initial Restricted Stock Award Agreement:

                        (A) Twenty percent (20%) of the Initial Restricted Stock
                  grant shall be fully vested on the Effective Date.

                        (B) On each anniversary of the Effective Date in 2008,
                  2009, 2010, and 2011, an additional twenty percent (20%) of the Initial Restricted Stock grant shall become fully vested on each such date, provided that Mr. Hyatt remains in the continuous employ of Cosi from and after the Effective Date and through each such anniversary date.

                  (iii) Additional Restricted Stock. Subject to the terms and conditions set forth in this Agreement, the LTIP, and the respective Additional Restricted Stock Award Agreements:

                        (A) Twenty percent (20%) of each Additional Restricted
                  Stock grant shall be fully vested on the grant date.

                        (B) For each Additional Restricted Stock grant, twenty
                  percent (20%) shall become fully vested on each of the first anniversary of the grant date, the second anniversary of the grant date, the third anniversary of the grant date, and the fourth anniversary of the grant date, provided that Mr. Hyatt remains in the continuous employ of Cosi from and after such grant date and through each such anniversary date.

                  (iv) All Shares granted but not yet vested shall become fully vested upon the earlier to occur of: (A) the termination of Mr. Hyatt's employment hereunder by Cosi other than for Cause (as defined in Section 13(a) below), (B) Mr. Hyatt's death or Total Disability (as defined in Section 13(b) below), (C) Mr. Hyatt's voluntary termination for Good Reason (as defined in Section 13(c) below), or (D) a Change in Control (as defined in Section 14 below).

                  (v) In the event Mr. Hyatt's employment hereunder is (A)
            voluntarily terminated by him other than for Good Reason, or (B) is involuntarily terminated by Cosi for Cause, all granted but unvested Shares shall be forfeited.

            (b) Repurchase of Shares on Death or Disability. In the event Mr. Hyatt's employment hereunder is terminated by reason of Mr. Hyatt's death or Total Disability, Cosi shall have the right, but not the obligation, to repurchase at any time within ninety (90) days after the effective date of such termination (or, if later, until the 181st day following the acquisition of such Shares), all of the Shares excluding any forfeited Shares. The purchase price shall be the then-current fair market value of such Shares being repurchased.

            (c) Non-Transferability. Mr. Hyatt shall not sell, transfer, assign, pledge or otherwise encumber or dispose of, by operation of law or otherwise, Shares which have not vested pursuant to this Agreement. Any such purported sale, transfer, assignment, pledge or other encumbrance will be void and of no force or effect.

            (d) Dividend and Voting Rights. Subject to the restrictions contained in this Agreement, Mr. Hyatt shall have the rights of a stockholder: (i) with respect to the Sign-on Restricted Stock, including the right to vote with respect to all the Sign-on Restricted Stock, and to receive all dividends, cash or stock, paid or delivered thereon, from and after the Effective Date; (ii) with respect to the Initial Restricted Stock, including the right to vote with respect to all the Initial Restricted Stock, and to receive all dividends, cash or stock, paid or delivered thereon, from and after Effective Date; and (ii) with respect to the Additional Restricted Stock, including the right to vote with respect to all the Additional Restricted Stock, and to receive all dividends, cash or stock, paid or delivered thereon, from and after the respective dates of grant of such Additional Restricted Stock. In the event of forfeiture of the Shares, Mr. Hyatt shall have no further rights with respect to the forfeited Shares. However, the forfeiture of the Shares shall not create any obligation to repay dividends received as to the Shares, nor shall such forfeiture invalidate any votes given by Mr. Hyatt with respect to the Shares prior to forfeiture.

            (e) Legend. All certificates representing the Shares shall have endorsed thereon the legends set forth in the respective Restricted Stock Agreements and the following legend:

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN EMPLOYMENT AGREEMENT DATED AS OF [_____________], 2007, BY AND BETWEEN COSI, INC., AND REGISTERED HOLDER OF THESE SECURITIES.

      9. Confidential Information. Mr. Hyatt acknowledges and agrees that during his employment with Cosi and following the termination of his employment for any reason, he will not at any time divulge any trade secrets or other confidential information pertaining to the business of Cosi. The term "confidential information" as used in this Agreement shall mean any trade secret, confidential or proprietary information of Cosi or its affiliates, other than that which has become generally known to the public other than through an act of Mr. Hyatt's in breach of this Section 9. The term "trade secrets" as used in this Agreement shall mean information, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a recipe, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers that:

            (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use; and

            (b) is the subject of reasonable efforts by Cosi to maintain its secrecy.

      10. Non-Competition. Mr. Hyatt covenants and agrees that during his employment with Cosi and for twelve (12) months following the termination of his employment for any reason, he shall not, directly or indirectly, personally or with other employees, agents or otherwise, or on behalf of any other person, firm or corporation, engage in any business relationship specifically with direct concept competitors in the fast casual (or premium convenience) segment within the continental United States, including, but not limited to, Panera Bread, Atlanta Bread Company, Chipotle Restaurants, and Starbucks, and any successors in interest thereto. The parties acknowledge and agree that the foregoing restrictions in this Section 10 shall not apply to concepts in the quick service (QSR) or casual dining segments. Notwithstanding the foregoing in this Section 10, ownership by Mr. Hyatt of an interest in Cosi or any licensed franchisee of Cosi shall not be deemed to be a violation of this Section 10.

      11. Non-Solicitation of Employees. Mr. Hyatt covenants and agrees that during his employment with Cosi and for twelve (12) months following the termination of his employment for any reason, he shall not on his own behalf or on behalf of any other person, firm, partnership, association, corporation or business organization, entity or enterprise call on, solicit or attempt to induce any other officer or employee of Cosi or its affiliates or licensed franchisees to terminate his or her employment with Cosi or its affiliates or licensed franchisees and shall not assist any other person or entity in such a solicitation unless such employee is first terminated by Cosi.

      12. Specific Enforcement; Survival; Remedies Cumulative. Mr. Hyatt expressly recognizes that any breach of Sections 9, 10 or 11 of this Agreement by him is likely to result in irreparable injury to Cosi and agrees that Cosi shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to obtain damages for any breach of this Agreement; to enforce the specific performance of this Agreement by Mr. Hyatt; and, to enjoin Mr. Hyatt from activities in violation of this Agreement. Notwithstanding any provisions of this Agreement to the contrary, the provisions of Sections 9, 10, 11, and 12 hereof shall survive the termination of this Agreement. All rights and remedies are cumulative, and Cosi's rights under this Section 12 shall be in addition to, and not in lieu of, any other rights and remedies Cosi may have at law or in equity.

      13. Termination. Except as otherwise expressly set forth in this Agreement, subject to the terms and conditions of this Agreement, Mr. Hyatt's employment hereunder may be terminated by either party upon thirty (30) days' written notice, except that (i) Cosi may terminate Mr. Hyatt's employment effective immediately upon written notice to Mr. Hyatt for Cause (as hereinafter defined) following the expiration of any applicable cure period specified in
Section 13(a) below, and (ii) Mr. Hyatt may terminate his employment effective immediately upon written notice to Cosi for Good Reason (as hereinafter defined) following expiration of any applicable cure period specified in Section 13(c) below. Mr. Hyatt's employment hereunder shall also terminate effective immediately upon the occurrence of Mr. Hyatt's death or Total Disability (as hereinafter defined). Any such termination shall be on the terms and subject to the conditions of this Agreement.

            (a) Definition of Cause. The term "Cause" shall mean only one or more of the following:

                  (i) Mr. Hyatt shall be convicted of, or plead guilty or nolo contendere to, a felony;

                  (ii) Mr. Hyatt shall willfully neglect or fail to perform the services required to be provided under this Agreement, provided that written notice from the Board specifying such neglect or failure and a reasonable opportunity to cure, up to but not to exceed thirty
            (30) days, has been delivered to Mr. Hyatt and such neglect or failure to perform shall continue beyond such specified cure period;

                  (iii) Mr. Hyatt shall commit any fraud, embezzlement or other act of intentional dishonesty against Cosi, or shall attempt to profit from any transaction in which Cosi is a participant and in which Mr. Hyatt has an undisclosed interest adverse to Cosi; and/or

                  (iv) any other material breach by Mr. Hyatt of a material
            provision of this Agreement, provided that written notice from the Board specifying such material breach and the provision so breached and a reasonable opportunity to cure, up to but not to exceed thirty
            (30) days, has been delivered to Mr. Hyatt and such breach shall continue beyond such specified cure period.

            (b) Definition of Total Disability. The term "Total Disability" shall mean Mr. Hyatt's physical or mental disability such that Mr. Hyatt is and has been continuously for at least six (6) months unable to perform the services required to be provided under this Agreement, and Mr. Hyatt is determined to be eligible for long-term disability benefits under the long-term disability benefits plan of Cosi in effect from time to time.

            (c) Definition of Good Reason. The term "Good Reason" shall mean only one or more of the following, unless Mr. Hyatt has consented thereto:

                  (i) a material diminution in Mr. Hyatt's duties or
            responsibilities or the failure by Cosi to permit Mr. Hyatt to exercise such responsibilities as are consistent with the position of CEO and President;

                  (ii) a reduction of the amount of Mr. Hyatt's annual base
            salary (as in effect on the date hereof and as the same may be increased from time to time) or potential annual bonus (at the rate in effect on the date hereof and as the same may be increased from time to time) or the discontinuation by Cosi of all healthcare and medical benefits plans in which Mr. Hyatt is participating unless Cosi has increased Mr. Hyatt's salary to offset and compensate Mr. Hyatt for the cost of such discontinued healthcare and medical benefits or has otherwise provided substantially similar healthcare and medical benefits to Mr. Hyatt;

                  (iii) the failure by Cosi to grant to Mr. Hyatt his Sign-on
            Restricted Stock or Initial Restricted Stock in accordance with the terms of this Agreement;

                  (iv) the failure by Cosi to make a payment due under this
            Agreement when due to Mr. Hyatt;

                  (v) the relocation of the Cosi Support Center and Mr. Hyatt's office more than fifty (50) miles outside of the City of Chicago and the Chicagoland area by decision of the Board, or a committee thereof, where Mr. Hyatt was not consulted about or given an opportunity to participate in such decision; and/or

                  (vi) any other material breach by Cosi of a material provision of this Agreement.

      Provided that, within thirty (30) days following the occurrence of any of the events set forth in items (i) through (vi) above, Mr. Hyatt shall have delivered written notice to Cosi of his intention to terminate his employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to Mr. Hyatt's right to terminate employment for Good Reason, and Cosi shall not have cured such circumstances within thirty (30) days following Cosi's receipt of such notice.

            (d) Cosi's Obligations Upon Termination.

                  (i) Involuntary Termination by Cosi Other than for Cause;
            Voluntary Termination by Mr. Hyatt for Good Reason; Death or Total Disability. In the event Mr. Hyatt's employment hereunder is involuntarily terminated by Cosi other than for Cause or voluntarily terminated by Mr. Hyatt for Good Reason or Mr. Hyatt's employment is terminated due to his death or Total Disability, Cosi shall pay to him (or his estate) his accrued but unpaid base salary, bonuses and medical benefits that are payable through the effective date of termination ("Accrued Benefits") as soon as administratively practicable following termination of employment. In addition, in the event Mr. Hyatt's employment hereunder is involuntarily terminated by Cosi other than for Cause or voluntarily terminated by Mr. Hyatt for Good Reason, in lieu of any amounts or benefits Mr. Hyatt may be entitled to receive under the Cosi severance policy, Cosi shall continue to pay Mr. Hyatt his then-current base salary as severance (the "Severance") during the following period: (A) in the case such termination occurs prior to the first anniversary of the Effective Date, twenty-four (24) months, or (B) in the case such termination occurs on or after the first anniversary of the Effective Date, twelve (12) months. The Severance shall be payable in accordance with Cosi's regular payroll practices (not less frequently than monthly) beginning as soon as administratively practicable following termination of employment, subject to Section 23 hereof. In the event Mr. Hyatt's employment hereunder is involuntarily terminated by Cosi other than for Cause or voluntarily terminated by Mr. Hyatt for Good Reason or Mr. Hyatt's employment is terminated due to his death or Total Disability, the terms of Sections 8(a)(iv) and 8(b) above shall apply with respect to the Shares.

                  (ii) Voluntary Termination by Mr. Hyatt without Good Reason or
            Termination by Cosi for Cause. In the event Mr. Hyatt's employment hereunder is voluntarily terminated by Mr. Hyatt without Good Reason or is involuntarily terminated by Cosi for Cause, Cosi shall pay to him his Accrued Benefits as soon as administratively practicable following termination of employment. In such event, the terms of
            Section 8(a)(v) shall apply with respect to the Shares.

      14. Change in Control. For purposes of this Agreement, a "Change in Control" shall mean the date on which the earlier of the following events occur:
(a) the acquisition by any entity, person or group (other than ZAM Holdings, L.P., LJCB Nominees Pty Ltd., Charles G. Phillips, or any entity related to any such party) of beneficial ownership, as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, of more than 50% of the outstanding capital stock of Cosi entitled to vote for the election of directors ("Voting Stock"); (b) the merger or consolidation of Cosi with one or more corporations or other entity as a result of which the holders of outstanding Voting Stock of Cosi immediately prior to such a merger or consolidation hold less than 60% of the Voting Stock of the surviving or resulting corporation or any direct or indirect parent corporation or entity of such surviving or resulting entity; (c) the sale or transfer of all or substantially all of the property of Cosi other than to an entity of which Cosi owns at least 80% of the Voting Stock; or (d) during any period of twenty-four (24) consecutive months, the individuals who, at the beginning of such period, constitute the Board of Directors (the "Incumbent Directors") cease for any reason other than death to constitute at least a majority thereof; provided, however, that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or through the operation of this proviso. A Change in Control shall not include any acquisition in which Mr. Hyatt is a member of the acquiring group or an officer or owner of the acquiring entity.

      15. No Assignment. Neither party may assign or delegate any of its or his obligations hereunder, without the prior written consent of the other party, which consent may be withheld by the other party in its or his sole discretion; provided that Cosi may assign this Agreement in connection with a sale or other disposition of all or substantially all of its assets.

      16. Entire Agreement; Modification. This instrument contains the entire agreement of Cosi and Mr. Hyatt with respect to its subject matter. This Agreement may be altered or amended or superseded only by an agreement in writing, signed by both parties or by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. No action or course of conduct shall constitute a waiver of any of the terms and conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Agreement on one occasion shall not constitute a waiver of the other terms and conditions of this Agreement, or of such terms and conditions on any other occasion.

      17. Severability. Mr. Hyatt and Cosi hereby expressly agree that the provisions of this Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any provision or covenant herein contained is invalid, in whole or in part, the remaining provisions shall remain in full force and effect and any such provision or covenant shall nevertheless be enforceable as to the balance thereof.

      18. Binding Effect; Benefit. This Agreement shall be binding upon and shall inure to the benefit of Mr. Hyatt and his administrators, executors, heirs and permitted assigns, and Cosi and its successors and permitted assigns. In the event of a Change in Control, this Agreement shall be binding upon any successor or assign of Cosi as fully as if such successor or assign were a signatory hereto, and references herein to Cosi shall mean and include all such successors or assigns.

      19. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be delivered by hand or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

 To Mr. Hyatt:                              To Cosi :
 -------------                              ---------

 James F. Hyatt                              Cosi, Inc.
 3888 Commander Drive                        1751 Lake Cook Road, 6th Floor
 Chamblee, Georgia 30341                     Deerfield, Illinois  60015
                                             Attn: General Counsel
 Phone: (404) 414-7365
                                             Phone: (847) 597-8818

or to such other address as a party hereto may designate to the other in writing in accordance herewith. Notices are effective upon actual receipt.

      20. Withholding. All amounts payable under this Agreement shall be subject to applicable employee payroll and withholding taxes.

      21. Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall be considered, and shall have the force and effect of, an original but all of which taken together shall constitute one and the same instrument. Signatures by facsimile are hereby authorized and shall have the same force and effect as the original.

      22. Governing Law. The validity, interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to its principles of conflicts of law.

      23. Effect of Section 409A. It is expressly contemplated by the parties that this Agreement will conform to, and be interpreted to comply with, Section 409A of the Internal Revenue Code, as amended (the "Code"). Notwithstanding any other provision of this Agreement, if Mr. Hyatt is a "specified employee" as defined in Section 409A(a)(2)(B)(i) of the Code at the time of his separation from service, then the payment of any amount this Agreement which is considered deferred compensation subject to Section 409A of the Code shall be deferred for six (6) months after his "separation from service" or, if earlier, his death as required by Section 409A(a)(2)(B)(i) of the Code (the "409A Deferral Period"). In the event payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled. If Mr. Hyatt incurs any interest or additional tax under Section 409A(a)(1)(B) of the Code with respect to amounts payable under this Agreement, Cosi promptly at that time will pay Mr. Hyatt an additional amount so that, after all taxes on such additional amount, he has an amount remaining equal to such interest or additional tax. Such gross-up payment, however, shall be made in any event no later than the end of Mr. Hyatt's taxable year next following his taxable year in which the related taxes, interest or penalties are remitted. For purposes of this Agreement, Mr. Hyatt shall not be deemed to have terminated employment unless he has a "separation from service" within the meaning of Section 409A of the Code where it is reasonably anticipated that no further services will be performed after such date or that the level of bona fide services he will perform after that date (whether as an employee or independent contractor) will permanently decrease to no more than 20 percent of the average level of bona fide services performed by him over the immediately preceding 36-month period. All rights to payments and benefits under this Agreement shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by
Section 409A of the Code.

      IN WITNESS WHEREOF, Cosi has caused this Agreement to be duly executed on its behalf and Mr. Hyatt has hereunder set his hand, all as of the date first above written.

                                      COSI, INC.

By:   /s/ James F. Hyatt              By:   /s/ William D. Forrest
   --------------------------------      --------------------------------
   JAMES F. HYATT                        Name:  William D. Forrest
                                         Title: Chairman